UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2009

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of principal executive offices) (Zip Code)

(614) 757-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

On December 1, 2009, the Board of Directors (the “Board”) of Cardinal Health, Inc. (the “Company”) elected Carrie S. Cox to the Board to serve until the Company’s 2010 Annual Meeting and until her successor is elected and qualified. The committee(s) of the Board on which Ms. Cox initially will serve have not been determined as of the time of this filing on Form 8-K. Ms. Cox previously served as Executive Vice President and President, Global Pharmaceuticals, of Schering-Plough Corporation (“Schering-Plough”) until November 3, 2009 when Schering-Plough merged with Merck & Co., Inc. In addition, Ms. Cox was previously Schering-Plough’s executive sponsor for the Merck/Schering-Plough Cholesterol Joint Venture (the “Joint Venture”).

Ms. Cox will participate in the standard non-management director compensation arrangements described in the Company’s 2009 proxy statement, including an initial equity grant on the effective date of her election to the Board. Accordingly, Ms. Cox will receive a grant for a number of restricted share units (“RSUs”) equal to $120,000 divided by the closing share price of the Company’s common shares on the New York Stock Exchange on the grant date. The RSUs will vest in full one year from grant date and will be settled in common shares.

The Company also will enter into its standard directors’ indemnification agreement with Ms. Cox, in the form previously filed by the Company as Exhibit 10.38 to its annual report on Form 10-K for the fiscal year ended June 30, 2004. The agreement generally provides, among other things, that the director will be indemnified to the fullest extent permitted by law and advanced expenses in connection with the defense of any proceedings.

Since the beginning of the Company’s 2009 fiscal year through the date that Ms. Cox ceased to be an executive officer of Schering-Plough, the Company made payments for products totaling approximately $1.6 billion to Schering-Plough and payments for products totaling approximately $1.5 billion to the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: December 2, 2009	By:	/S/ CRAIG S. MORFORD
	Name:	Craig S. Morford
	Title:	Chief Legal and Compliance Officer